Exhibit 99.1
FOR IMMEDIATE RELEASE — July 10, 2006
NS GROUP TO EXPAND ITS SEAMLESS TUBE-MAKING
AND HEAT TREATING CAPACITY
NEWPORT, KY — (Business Wire) — July 10, 2006 (NYSE: NSS) NS Group announced today that its board of directors approved capital projects totaling $98.0 million to expand its seamless tube-making and heat-treating capacity. The projects will also broaden the company’s product size range to include 5 1/2 inch outside diameter seamless tubular products. NS Group’s total seamless tubular capacity will increase from the current level of approximately 266,000 tons per year to approximately 319,000 tons per year. In addition, the project will include new quench and temper equipment at its facility in Baytown, Texas which will increase the company’s total heat-treat capacity by 29 percent from 280,000 to 360,000 tons per year.
President and CEO, René J. Robichaud, stated, “We are very excited about these projects. Our tube mill has been running at capacity since January 2004. These projects, while designed to increase our seamless tubular capacity by 20 percent, will also allow us to better serve our customers with an additional popular size that is frequently used in today’s more challenging drilling environments. Further, these projects are anticipated to provide significant cost reduction benefits across all of our seamless production tons. Upon completion, these projects are expected to have a combined payback of approximately two years, assuming current market conditions.
The projects are expected to be completed in approximately 18 months with anticipated production outages directly related to the projects of about two weeks.
NS Group, Inc. is a leading producer of seamless and welded tubular products serving the energy industry. These products are used in the drilling, exploration and transmission of oil and natural gas. The company’s tubular products are marketed primarily in the United States as well as certain foreign markets. NS Group is traded on the NYSE under the symbol NSS. To learn more about NS Group log on to www.nsgrouponline.com.
This report contains forward-looking information with respect to the company’s operations and beliefs. Actual results may differ from these forward-looking statements due to numerous factors, including those discussed in the company’s filings with the Securities and Exchange Commission. NS Group does not undertake any obligations to update or revise its forward-looking statements.
##################

CONTACT:	Linda A. Pleiman
Director of Investor Relations and Corporate Communications
NS GROUP, INC.
(859) 292-6814
www.nsgrouponline.com